UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

___________________________________
FORM 8-K
___________________________________

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 4, 2026

___________________________________
Allbirds, Inc.
(Exact name of registrant as specified in its charter)
___________________________________

Delaware	001-40963	47-3999983
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

530 Washington Street
San Francisco, CA 94111
(Address of principal executive offices, including zip code)

(628) 225-4848
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

___________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value	BIRD	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02    Unregistered Sales of Equity Securities.

As previously disclosed, on April 14, 2026, Allbirds, Inc., a Delaware public benefit corporation (the “Company”) entered into a Securities Purchase Agreement (as subsequently amended, the “Purchase Agreement”), pursuant to which the Company agreed to issue and sell senior secured convertible notes in an aggregate original principal amount of up to $50.0 million (the “Convertible Notes”), convertible into shares of the Company’s Class A common stock (the “Facility”).

On June 4, 2026, the Company sold $5.0 million in aggregate principal amount of Convertible Notes. The Convertible Notes were offered and sold in reliance on the exemption from registration provided by Rule 506(b) of the Securities Act of 1933, as amended. The $5.0 million is inclusive of the $2.0 million that was subject to the approval of the Nasdaq Proposal (as such term is defined in that certain definitive Proxy Statement filed by the Company with the Securities and Exchange Commission on May 8, 2026). An aggregate principal amount of $41.75 million in Convertible Notes remains available to be sold under the Facility at the option of the holders of the Convertible Notes.

The net proceeds from this tranche of the Convertible Notes are anticipated to be used for general corporate purposes and working capital.

Item 9.01     Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Allbirds, Inc.
Dated: June 10, 2026
	By:	/s/ Joseph Vernachio
Joseph Vernachio
Chief Executive Officer